Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “TRANSENTERIX, INC.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MARCH, A.D. 2014, AT 8 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	Jeffrey W. Bullock, Secretary of State
2170033 8100	AUTHENTICATION:	1252109
140402977	DATE:	03-31-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 08:05 AM 03/31/2014 FILED 08:00 AM 03/31/2014 SRV 140402977 - 2170033 FILE

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TRANSENTERIX, INC.

TransEnterix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is TransEnterix, Inc. The Corporation was originally incorporated under the name “NCS Ventures Corp”. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 19, 1988.

2. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is amended to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, TransEnterix, Inc. has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Todd M. Pope, a duly authorized officer of the Corporation, on March 31, 2014.

Todd M. Pope,
Chief Executive Officer

EXHIBIT A

Article FOURTH is hereby amended to be and read in full as follows:

“FOURTH: Immediately following the filing and effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), and without any further action on the part of the Corporation or any stockholder, each currently outstanding five (5) shares of common stock of the Corporation will be combined and converted into one (1) share of common stock of the Corporation (the “Reverse Split”). No fractional shares shall be issued upon the Reverse Split. In lieu of the issuance of fractional shares and in accordance with Section 155 of the DGCL, the Corporation shall pay in cash the fair value of such fraction of a share immediately upon the consummation of the Reverse Split. Following the Reverse Split, each record holder of a certificate shall be deemed to be the holder of record of the number of shares of common stock as effected by the Reverse Split, notwithstanding that the certificates representing such shares of common stock shall not have been surrendered at the office of the Corporation. The Corporation shall, upon request of each record holder of a certificate, issue and deliver to such holder in exchange for such certificate a new certificate representing the reduced number of shares after giving effect to the Reverse Split. All further references to numbers of shares and all further amounts stated on a per share basis contained in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation are referenced and stated after giving effect to the Reverse Split.

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 775,000,000, of which 750,000,000 shall be common stock, par value $0.001 per share, and 25,000,000 shall be preferred stock, par value $0.01 per share. The board of directors of the Corporation may determine the times when, the terms under which and the consideration for which the Corporation shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable by the Corporation.

A description of the different classes and series of the Corporation’s capital stock and a statement of the powers, designations, preferences, limitations and relative rights of the shares of each class of and series of capital stock are as follows:

A. Common Stock. Except as provided in this Article (or in any resolution or resolutions adopted by the board of directors pursuant hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of directors. Each share of common stock shall have the same relative rights as and be identical in all respects with all shares of common stock.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and/or sinking fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends but only when and as declared by the board of directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts to which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

B. Preferred Stock. The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide by resolution for the issuance of preferred stock in series, including convertible preferred stock, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates after which they shall be redeemable, and the amounts per share payable in case of redemption, which amounts may vary under different conditions and at different redemption dates;

(f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the board of directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the board of directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.”